Exhibit 99.1

            First Investors Reports Higher Fiscal Year Earnings

    HOUSTON, July 11 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (Nasdaq: FIFS) has reported today net income of $332,618 or, $0.07 per share, for the fiscal year ended April 30, 2003 compared to a net loss of $309,012, or $0.06 per share, for the fiscal year ended
April 30, 2002. The results for the 2003 fiscal year were positively impacted by an additional $1,080,433 in income associated with servicing revenues generated by the addition of $473.5 million in managed assets during the third and fourth fiscal quarters. This increase in managed assets resulted from the acquisition of a $197.5 million portfolio of loans by First Auto Receivables Corp., in which the Company also owns a 40% equity stake; and, the addition of a $276 million servicing portfolio under a third-party servicing arrangement with an unrelated investor group. The comparison of results is also impacted by certain nonrecurring charges incurred during fiscal year 2002. These include the write-off of $602,162 in deferred financing costs associated with the restructure of certain debt facilities and a $882,000 charge, net of minority interest, to write-down the value of Receivables Acquired for Investment to reflect higher expected losses in that portfolio.

    For the twelve-month period, First Investors' portfolio of Receivables Held for Investment, Net increased 6.4% to $229 million as a result of an increase in loan originations during the period. New loan originations for the twelve-month period were $111.9 million compared to $77.6 million in the prior year period. Net interest income for the year declined $1.1 million or 4.5% primarily as a result of a $1.7 million decrease in net interest income attributable to the portfolio of receivables acquired for investment and a decrease in the effective yield on the portfolio of receivables held for investment from 15.4% to 15.0%. These declines were offset by the increase in the portfolio of receivables held for investment, which largely occurred during the third and fourth quarters, and a decrease in the average cost of debt by 2.2 percentage points. The delinquency rate increased slightly from 2.9% at April 30, 2002 to 3.1% at April 30, 2003 while the annualized charge-off rate increased from 4.1% to 4.7% over the same period as a result of a higher number of repossessions during the period and lower recovery rates on repossessed collateral.

    Tommy A. Moore, Jr., President and CEO, stated that "First Investors accomplished a number of objectives during fiscal year 2003. First, we saw our portfolio of receivables held for investment increase for the first time in two years as a result of industry consolidation and our increased focus on direct lending. This increase was driven by an increase in year over year origination volume which began in November and remained positive throughout the fourth quarter. Second, we made a strategic investment in a $197.5 million portfolio of auto loans and facilitated the acquisition of an additional $276 million portfolio from a bankrupt lender in which we retained all servicing rights. Operationally, this not only provides us with a significant revenue stream over the next two to three years but also allows us to leverage our servicing costs which had increased over the past two years as a result of the decline in our portfolio of receivables held. Perhaps most importantly, these two transactions demonstrate not only our ability to take advantage of opportunities within our segment where we can make attractive returns but also highlight our capabilities in loan servicing and collections. While our core operating results for the year were negatively impacted by higher repossession rates and lower recovery rates on the sale of collateral, we believe our portfolio has performed reasonably well despite the challenging economic environment. Our delinquency rates continue to remain low and the performance of out originations over the past 18 months has been favorable. This should translate into lower net chargeoffs once the economy, and particularly the employment environment, begin to improve. Overall, we are encouraged by a number of positive factors including the recent increase in our origination volume which we expect to continue and which should translate into increased revenue growth starting in fiscal 2004 and the addition of the servicing revenue associated with the two portfolios which should provide significant other income over the next two to three years."

    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.



                  First Investors Financial Services Group, Inc.
        Condensed Consolidated Statements of Operations and Selected Data
                                   (Unaudited)
                   Dollars in thousands, except per share data

                                                        For the
                                                  Twelve Months Ended
                                                        April 30,
                                                   2003           2002

    Interest Income                              $32,940        $37,547
    Interest Expense                              10,166         13,710
    Net Interest Income                           22,774         23,837
    Provision for Credit Losses                   10,338          8,941
    Loss on Receivables Acquired for Investment      ---          1,260
    Income after Provision for Credit Losses      12,436         13,636
    Late fee and Other Income                      1,886          1,810
    Servicing Income                               1,081            ---
    Unrealized Loss on Interest Rate
     Derivative Positions                            329            121
    Total Operating Expenses                      14,436         15,490
    Income (Loss) before Provision for Income
     Taxes and Minority Interest                     638           (165)
    Provision for Income Taxes (Benefits)            191            (60)
    Minority Interest                                114            204
    Net Income (Loss)                               $333          $(309)
    Basic and Diluted
      Net Income (Loss) Per Common Share           $0.07         $(0.06)

    Other Operating Data
    Average Principal Balance of Receivables
      Held for Investment                       $217,163       $226,682
    Total Managed Receivables                    659,270        221,280
    Originations Volume                          111,854         77,585
    Effective Yield on Receivables
      Held for Investment                           15.0%          15.4%
    Average Cost of Debt                             4.6%           5.8%
    Weighted Average Number of
      Shares Outstanding (in thousands)            5,104          5,510


                                                 April 30,      April 30,
                                                   2003           2002
                                                                (audited)
    Financial Position
    Cash and Short-Term Investments              $21,920        $23,995
    Receivables Held for Investment, Net         228,989        215,243
    Receivables Acquired for Investment, Net       2,704          9,020
    Assets Held for Sale                           1,303          1,315
    Total Assets                                 272,996        265,913
    Total Debt                                   238,764        230,468
    Minority Interest                                732            932
    Total Shareholders' Equity                    26,493         26,586
    Shareholders' Equity per Common Share           5.27           4.93


                                                  As of or       As of or
                                               For the Twelve For the Twelve
                                                Months Ended   Months Ended
    Credit Quality Data                           April 30,      April 30,
                                                    2003           2002

    Receivables Held for Investment:
      30 + days past due
        Number of Loans                              3.9%           2.9%
        $ Amount                                     3.1%           2.9%
      Net Charge-offs as a % of average
       receivables                                   4.7%           4.1%
      Net Charge-offs for the period ending      $10,279         $9,291